Exhibit 99.1

Pro forma company overview

After giving pro forma effect to the Transactions, the combined company generated pro forma revenue of approximately $5,200.7 million and Pro Forma Adjusted EBITDA of approximately $453.7 million during the year ended December 31, 2015. See “—Summary historical consolidated and unaudited pro forma condensed combined financial information.”

Following completion of the Acquisition, the combined company will be named “Diebold Nixdorf” and its common shares will be publicly listed on the New York Stock Exchange and are expected to be listed on the Frankfurt Stock Exchange. The combined company will have registered offices in North Canton, Ohio and will be operated from headquarters in North Canton, Ohio and Paderborn, Germany.

The table below provides an overview of Diebold’s and Wincor Nixdorf’s historical revenues by product and geographic regions, as well as the combined company’s revenues by product and geographic regions. In the case of Diebold, such information is based in its revenue for the year ended December 31, 2015; in the case of Wincor Nixdorf, such information is based on its revenue for the fiscal year ended September 30, 2015.

Diebold	Wincor Nixdorf	Diebold Nixdorf(3)

Product mix(1)

Diebold	Wincor Nixdorf	Diebold Nixdorf(3)

Geographic mix(1)(2)

(1)	Wincor Nixdorf’s revenue by product and geographic region has been translated to U.S. dollars using the average exchange rate of €1.00 = $1.1487 for the period from October 1, 2014 to September 30, 2015.

(2)	The presentation of Wincor Nixdorf’s revenue by geographic region has been adjusted for purposes of this presentation to align more closely with Diebold’s presentation of revenue by geographic region. Wincor Nixdorf’s revenue for the fiscal year ended September 30, 2015 from Africa of approximately €59 million is currently reported in Asia Pacific and has been realigned to Europe, the Middle East and Africa (“EMEA”) to be consistent with Diebold’s reporting of Africa revenue.

(3)	The combined company’s revenue by product and geographic regions has been derived by taking Diebold’s revenue by product and geographic regions, respectively, for the year ended December 31, 2015 and adding Wincor Nixdorf’s revenue by product and geographic regions, respectively, for the fiscal year ended September 30, 2015.

Ranking	As of December 31, 2015, on a pro forma basis after giving effect to the Transactions:

•	we would have had approximately $2,310.2 million of total indebtedness (including the notes);

•

of our total indebtedness, we would have had approximately $1,798.1 million of secured indebtedness, all of which would have been incurred under our Senior Credit Facility, to which the notes would have been effectively subordinated to the extent of the value of the assets securing such indebtedness;

•	we would have had commitments available to be borrowed under the Senior Credit Facility of $520.0 million and $79.0 million available under uncommitted lines of credit; and

•

our non-guarantor subsidiaries would have had approximately $1,795.2 million of total liabilities (including trade payables but excluding intercompany liabilities), all of which would have been structurally senior to the notes.

Summary historical consolidated and unaudited pro forma condensed combined financial information

Summary historical consolidated financial information of Diebold

The following table sets forth our summary historical consolidated and unaudited pro forma condensed combined financial information for the periods ended and as of the dates indicated below.

The summary historical consolidated financial information as of December 31, 2015 and 2014 and for each of the years ended December 31, 2015, 2014 and 2013 have been prepared in accordance with GAAP. The balance sheet information as of December 31, 2015 and 2014 and the statement of operations and cash flow information for the years ended December 31, 2015, 2014 and 2013 have been derived from the audited consolidated financial statements of Diebold.

The summary unaudited pro forma condensed combined financial information as of December 31, 2015 and for the year ended December 31, 2015 have been derived from and should be read in conjunction with the more detailed unaudited pro forma condensed combined financial information and the accompanying notes thereto appearing elsewhere in this Current Report on Form 8-K. The summary unaudited pro forma condensed combined balance sheet as of December 31, 2015 combines the consolidated balance sheets of Diebold and Wincor Nixdorf as of December 31, 2015 and September 30, 2015, respectively, and gives effect to the proposed Acquisition as if it occurred on December 31, 2015. The unaudited pro forma condensed combined statement of operations combines the historical results of Diebold and Wincor Nixdorf for the years ended December 31, 2015 and September 30, 2015, respectively, and gives effect to the proposed Acquisition as if it occurred on January 1, 2015. For purposes of the unaudited pro forma condensed combined financial information presented below, the historical financial statements of Diebold and Wincor Nixdorf have been adjusted to give pro forma effect to events that are (i) directly attributable to the proposed Acquisition, (ii) factually supportable, and (iii) with respect to the combined statements of operations, expected to have a continuing impact on the combined company’s consolidated results. The unaudited pro forma condensed combined statement of operations does not include the impact of either (i) any revenue, cost or other operating synergies that may result from the Acquisition or any related restructuring costs or (ii) one-time charges or costs arising from the Acquisition, such as incremental advisory, legal and accounting expenses. The unaudited pro forma condensed combined financial information reflects adjustments to reconcile Wincor Nixdorf’s historical audited financial statements prepared in accordance with IFRS to GAAP and conversion from Euros to U.S. dollars.

The summary unaudited pro forma condensed combined financial information is for illustrative purposes only and does not purport to present what our results of operations and financial condition would have been had the Acquisition actually occurred on the dates assumed for such purposes in the preparation of such pro forma financial information, nor does it project our results of operations for any future period or our financial condition at any future date. The unaudited pro forma condensed combined financial information is based upon currently available information and estimates and assumptions that Diebold believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different, and the estimates and assumptions may not be representative of facts existing at the consummation of the Acquisition.

The information set forth below should be read in conjunction with “Use of proceeds,” “Capitalization” and “Unaudited pro forma condensed combined financial information.”

	Historical			Pro Forma
	Year ended December 31,			Year ended December 31, 2015
(dollars in millions)	2015	2014	2013

Consolidated statement of operations:

Net sales:
Services	$1,394.2	$1,432.8	$1,420.8	$2,824.8
Products	1,025.1	1,302.0	1,161.9	2,375.9

Total net sales	2,419.3	2,734.8	2,582.7	5,200.7

Cost of sales:
Services	932.8	974.8	1,048.3	2,144.2
Products	834.5	1,033.8	948.4	1,965.6

Total cost of sales	1,767.3	2,008.6	1,996.7	4,109.8

Gross profit	652.0	726.2	586.0	1,090.9
Operating expenses:
Selling, general and administrative	488.2	478.4	564.5	923.1
Research, development and engineering expense	86.9	93.6	92.2	193.5
Impairment of assets(1)	18.9	2.1	72.0	18.9
Gain on sale of assets, net(2)	(0.6)	(12.9)	(2.4)	(0.6)

Total operating expenses	593.4	561.2	726.3	1,134.9

Operating income (loss)	58.6	165.0	(140.3)	(44.0)
Other income (expense):
Investment income	26.0	34.5	27.6	24.0
Interest expense	(32.5)	(31.4)	(29.2)	(144.2)
Foreign exchange (loss) gain, net	(10.0)	(11.8)	0.2	(10.0)
Miscellaneous, net	3.7	(1.6)	(0.1)	(3.3)

Total other expense, net	(12.8)	(10.3)	(1.5)	(133.5)

Income (loss) from continuing operations before taxes	45.8	154.7	(141.8)	(177.5)
Income tax (benefit) expense	(13.7)	47.4	48.4	(73.4)

Income from continuing operations, net of tax	59.5	107.3	(190.2)	(104.1)
Income from discontinued operations, net of tax(3)	15.9	9.7	13.7	—

Net income (loss)	75.4	117.0	(176.5)	(104.1)
Less: Income attributable to non-controlling interests, net of tax(4)	1.7	2.6	5.1	3.2

Net income (loss) attributable to Diebold, Incorporated	$73.7	$114.4	$(181.6)	$(107.3)

Balance sheet information (at period end)(5):
Cash and cash equivalents	$313.6	$326.1		$453.1
Net working capital(6)	$687.8	$627.7		$1,105.7
Property, plant and equipment, net	$175.3	$165.7		$311.2
Total assets	$2,249.3	$2,342.1		$5,510.4
Total debt	$645.1	$505.4		$2,310.2
Total Diebold, Incorporated stockholders’ equity	$412.4	$531.5		$742.6

Cash flow information:
Net cash provided by (used in):
Operating activities	$36.7	$186.9	$124.2
Investing activities	$(64.9)	$13.8	$(52.7)
Financing activities	$42.2	$(81.2)	$(204.5)
Capital expenditures from continuing operations	$(52.3)	$(60.1)	$(33.8)

Non-GAAP financial information:
EBITDA(7)	$144.0	$262.1	$(25.1)	$164.9
Adjusted EBITDA(7)	$229.4	$294.7	$232.5	$400.7
Pro Forma Adjusted EBITDA(7)				$453.7
Interest expense(8)				$144.2
Ratio of total debt to Pro Forma Adjusted EBITDA(7)(9)				5.1x
Ratio of secured debt to Pro Forma Adjusted EBITDA(7)(10)				4.0x
Ratio of Pro Forma Adjusted EBITDA to interest expense(7)(8)(11)				3.1x

(1)	As of March 31, 2015, the Company agreed to sell its equity interest in its Venezuela joint venture to its joint venture partner and recorded a $10.3 million impairment of assets in the first quarter of 2015. On April 29, 2015, the Company closed the sale for the estimated fair market value and recorded a $1.0 million reversal of impairment of assets based on final adjustments in the second quarter of 2015, resulting in a $9.3 million impairment of assets. Final fair value adjustments resulted in an overall impairment of $9.7 million. The Company no longer has a consolidating entity in Venezuela, but will continue to operate in Venezuela on an indirect basis. Additionally, the Company recorded an impairment related to other intangibles in Latin America in the second quarter of 2015 and an impairment of $9.1 million related to redundant legacy Diebold internally-developed software as a result of the acquisition of Phoenix Interactive Design, Inc. in the first quarter of 2015 in which the carrying amounts of the assets were not recoverable. The Company performed an other-than-annual assessment for its Brazil reporting unit in the third quarter of 2013 based on a two-step impairment test and concluded that the goodwill within the Brazil reporting unit was partially impaired. For 2013, the impairment primarily related to a $70.0 million pre-tax, non-cash goodwill impairment charge recorded in the third quarter due to deteriorating macro-economic outlook, structural changes to an auction-based purchasing environment and new competitors entering the market.

(2)	During the second quarter of 2014, the Company divested its Eras subsidiary, resulting in a gain on sale of assets of $13.7 million. During the first quarter of 2013, the Company recognized a gain on assets of $2.2 million resulting from the sale of certain U.S. manufacturing operations to a long-time supplier.

(3)	The Company executed a definitive asset purchase agreement with a wholly owned subsidiary of Securitas AB to divest its electronic security business located in the U.S. and Canada for an aggregate purchase price of approximately $350.0 million in cash. The transaction closed on February 1, 2016. The operating results for the electronic security business were previously included in the Company’s North America segment and have been reclassified to discontinued operations for all of the periods presented.

(4)	The pro-forma income attributable to non-controlling interest, net of tax, combines the historical results of Diebold and Wincor Nixdorf for the years ended December 31, 2015 and September 30, 2015, of $1.7 million and $1.5 million, respectively. The Wincor Nixdorf profit attributable to non-controlling interests of €1.3 million was translated at the historical average rate of $1.1487 per euro. Diebold’s non-controlling interest relates primarily to China and Central America. Wincor Nixdorf’s non-controlling interest relates to the remaining ownership interests in Prosystems IT GmbH.

(5)	The Company recast its financial statements for its divestiture of the electronic security business for its Annual Report on Form 10-K for the year ended December 31, 2015. Pursuant to GAAP, we recast our balance sheet accounts as of December 31, 2015 and 2014. As a result, audited December 31, 2013 balance sheet information is not available for the recast electronic security business.

(6)	We define “Net working capital” as current assets minus current liabilities.

(7)	We define “EBITDA” is defined as income (loss) from continuing operations before taxes, interest expense, depreciation and amortization expense less income attributable to noncontrolling interests, net of tax. We define “Adjusted EBITDA” as EBITDA before the effect of the following items: stock-based compensation, gain on sale of assets, net, restructuring expense, impairment of assets, Venezuela devaluation, legal indemnification and professional fees, acquisition/divestiture fees, acquisition related hedging, purchase accounting write-up of inventory, Brazil indirect taxes, legal settlements, executive severance and special pension charges. “Pro Forma Adjusted EBITDA” is defined as Adjusted EBITDA after cost savings. These are non-GAAP financial measurements used by management to enhance the understanding of our operating results. EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA are key measures we use to evaluate our operational performance. We provide EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA because we believe that investors and securities analysts will find EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA to be useful measures for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA should not be considered as alternatives to net income as a measure of operating results or as alternatives to cash flows from operating activities as a measure of liquidity in accordance with GAAP. In addition, the indenture that will govern the notes offered hereby and the credit agreement governing the Senior Credit Facility will contain debt incurrence ratios that are calculated by reference to measures similar, but not identical, to Pro Forma Adjusted EBITDA. Non-compliance with these debt incurrence ratios would prohibit the Company from being able to incur additional indebtedness other than pursuant to specified exceptions.

EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA and the related ratios are not calculated or presented in accordance with GAAP, and other companies in our industry may calculate EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures. As a result, these financial measures have limitations as analytical and comparative tools, and you should not consider these items in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	they do not reflect all of our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	they do not reflect certain impairments and adjustments for purchase accounting;

•	they do not reflect changes in, or cash requirements for, working capital needs;

•	they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on debt;

•	they do not reflect income tax expense or the cash requirements to pay taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•

Pro Forma Adjusted EBITDA reflects adjustments for synergies expected to be achieved by the first full fiscal year following the Acquisition, which synergies may not be realized in such time period or at all, and which may cost more to achieve than we anticipated.

EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. In calculating these financial measures, we make certain adjustments that are based on assumptions and estimates that may prove to have been inaccurate. In addition, in evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Because the ratios of total debt to Pro Forma Adjusted EBITDA, secured debt to Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA to interest expense are based in part on Pro Forma Adjusted EBITDA, these measures are similarly impacted by the limitations referenced above and should not be considered in isolation or as substitutes for GAAP measures.

The following table provides a reconciliation of EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA to our GAAP net income (loss):

	Historical			Pro Forma
(in millions)	Year ended December 31, 2015	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2015
Income (loss) from continuing operations before taxes	$45.8	$154.7	$(141.8)	$(177.5)
Interest expense	32.5	31.4	29.2	144.2
Depreciation and amortization expense(a)	64.0	73.4	82.4	201.4
(Less): Income attributable to noncontrolling interests, net of tax	(1.7)	(2.6)	(5.1)	(3.2)

EBITDA	140.6	256.9	(35.3)	164.9
Stock-based compensation(b)	12.4	21.5	15.4	18.3
Gain on sale of assets	(0.6)	(12.9)	(2.4)	(0.6)
Restructuring expense(c)	21.2	11.6	53.2	113.1
Impairment of assets	18.9	2.1	72.0	18.9
Venezuela devaluation(d)	7.5	12.1	1.6	7.5
Legal, indemnification and professional fees(e)	14.7	9.2	5.1	14.7
Acquisition/divestiture fees(f)	21.1	—	—	21.1
Acquisition related hedging(g)	(7.0)	—	—	(7.0)
Purchase accounting adjustment(h)	—	—	—	49.2
Brazil indirect tax(i)	0.2	(5.8)	0.8	0.2
Legal settlements(j)	—	—	45.2	—
Executive severance	—	—	9.3	—
Special pension charges(k)	—	—	67.6	—
Other	0.4	—	—	0.4

Adjusted EBITDA	$229.4	$294.7	$232.5	400.7
Cost savings(l)				53.0

Pro Forma Adjusted EBITDA				$453.7

(a)	The pro forma depreciation and amortization expense is calculated as:

(in millions)	Year ended December 31, 2015
Wincor consolidated depreciation expense (USD translated at the historical average rate of $1.1487 per euro)	€43.0	$49.4
Diebold consolidated depreciation and amortization expense		$64.0
Incremental pro forma amortization expense(m)		$88.0

Total pro forma depreciation and amortization expense		$201.4

(b)	The pro forma stock compensation information for the year ended December 31, 2015 includes $12.4 million relating to the Diebold stock compensation plan and $5.9 million or (€5.1 million translated at the historical average rate of $1.1487 per euro) relating to the Wincor Nixdorf plan.

(c)	Restructuring expenses for Diebold relate to the multi-year realignment focused on globalizing the Company’s global service organization and creating a unified center-led global organization for research and development, as well as transforming the Company’s general and administrative cost structure. The pro forma information for the year ended December 31, 2015 includes $21.2 million relating to the Diebold restructuring plan and $91.9 million or (€80.0 million translated at the historical average rate of $1.1487 per euro) related to the Wincor Nixdorf restructuring plan. Wincor Nixdorf launched realignment and restructuring steps under its Delta Program aimed at evolving Wincor Nixdorf into a software and IT services company and improving Wincor Nixdorf’s margins and profitability in the second half of fiscal 2015.

(d)	The Company’s Venezuelan operations consisted of a fifty-percent owned subsidiary, which was consolidated. Venezuela financial results were measured using the U.S. dollar as its functional currency because its economy is considered highly inflationary. On February 10, 2015, the Venezuela government introduced a new foreign currency exchange platform called the Marginal Currency System, or SIMADI, which replaced the SICAD 2 mechanism, yielding another significant increase in the exchange rate. As of March 31, 2015, management determined it was unlikely that the Company would be able to convert bolivars under a currency exchange other than SIMADI and remeasured its Venezuela balance sheet using the SIMADI rate of 192.95 compared to the previous SICAD 2 rate of 50.86, which resulted in a loss of $7.5 recorded within foreign exchange (loss) gain, net in the consolidated statements of operations in the first quarter of 2015. On March 24, 2014, the Venezuelan government announced a currency exchange mechanism, SICAD 2, which yielded an exchange rate significantly higher than the rates established through the other regulated exchange mechanisms. Management determined that it was unlikely that the Company would be able to convert bolivars under a currency exchange other than SICAD 2. On March 31, 2014, the Company remeasured its Venezuelan balance sheet using the SICAD 2 rate of 50.86 compared to the previous official government rate of 6.30, resulting in a decrease of $6.1 million to the Company’s cash balance and net losses of $12.1 million that were recorded within foreign exchange (loss) gain, net in the consolidated statements of operations in the first quarter of 2014.

(e)	Legal, indemnification and professional fees primarily relate to corporate monitor efforts. The corporate monitor was assigned by the SEC and Department of Justice (“DOJ”) in connection with the remediation for Foreign Corrupt Practices Act of 1977 (“FCPA”) matters.

(f)	Acquisition/divestiture fees reflect acquisition and divestiture related costs of $21.1 million included within selling and administrative expense relating to the potential Acquisition and Inspur joint venture and the completed divestiture of our North America electronic security business.

(g)	On November 23, 2015, the Company entered into foreign exchange option contracts to purchase to hedge against the effect of exchange rate fluctuations on the euro denominated cash consideration related to the Acquisition and estimated euro denominated deal related costs and any outstanding Wincor Nixdorf borrowings. In 2015, the $7.0 million gain on these non-designated derivative instruments is reflected in other income (expense) miscellaneous, net.

(h)	The inventory adjustment reflects an increase in book value of $49.2 million to reflect the estimated fair value of inventory, estimates of selling price, less cost to sell that resulted in a corresponding increase in cost of sales in the unaudited pro forma condensed combined statement of operations. The fair value estimate of inventory is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents its highest and best use. The final fair value determination for inventories may differ from this preliminary determination and any such difference could be material.

(i)	In August 2012, one of the Company’s Brazil subsidiaries was notified of a tax assessment of approximately R$270.0 million, including penalties and interest, regarding certain Brazil federal indirect taxes (Industrialized Products Tax, Import Tax, Programa de Integração Social and Contribution to Social Security Financing) for 2008 and 2009. The assessment alleges improper importation of certain components into Brazil’s free trade zone that would nullify certain indirect tax incentives. On September 10, 2012, the Company filed its administrative defenses with the tax authorities. This proceeding is currently pending an administrative level decision, which could negatively impact Brazil federal indirect taxes in other years that remain open under statute. It is reasonably possible that the Company could be required to pay taxes, penalties and interest related to this matter, which could be material to the Company’s consolidated financial statements.

In response to an order by the administrative court, the tax inspector provided further analysis with respect to the initial assessment in December 2013, which has now been accepted by the initial administrative court, that indicates a potential exposure that is significantly lower than the initial tax assessment received in August 2012. This revised analysis has been accepted by the initial administrative court; however, this matter remains subject to ongoing administrative proceedings and appeals. Accordingly, the Company cannot provide any assurance that its exposure pursuant to the initial assessment will be lowered significantly or at all. In addition, this matter could negatively impact Brazil federal indirect taxes in other years that remain open under statute. It is reasonably possible that the Company could be required to pay taxes, penalties and interest related to this matter, which could be material to the Company’s consolidated financial statements. The Company continues to defend itself in this matter. The calculated adjustment for the Brazil indirect tax matter relates to the additional interest and penalties accrued as well as the removal of certain accruals relates to the passage of the statute of limitations in connection with the above matter.

(j)	Legal settlement consists of $28.0 million related to the settlement of the FCPA investigation and $17.2 million related to the settlement of our securities class action in 2013. These charges were included within selling and administrative expense.

(k)	In connection with our voluntary early retirement program in the fourth quarter of 2013, we recorded a non-cash pension charge of $67.6 million recognized in selling and administrative expense within the Company’s statement of operations. The non-cash pension charge included $8.7 million curtailment loss, $20.2 million settlement loss and $38.7 million in special termination benefits.

(l)	Cost savings reflect the first year of total savings related to the synergies identified and include the consolidation of purchasing, standardization of components, optimization of resources, consolidation of manufacturing facilities, rationalization of service delivery and sales management and regional and corporate synergies. We expect to fully realize $160.0 million of cost savings by the third full year following the Acquisition date and currently anticipate it will cost approximately $160.0 million to achieve this level of cost savings, although (i) there can be no assurance that such cost savings will be achieved, (ii) it may take longer than anticipated to achieve such cost savings and (iii) it may require additional costs to complete our cost savings program.

(m)	See footnote 8(m) of “Unaudited pro forma condensed combined financial information—unaudited pro forma condensed combined statement of operations adjustments.”

(8)	Pro forma interest expense represents the annual GAAP treatment of interest expense on our total debt for the year ended December 31, 2015, after giving effect to the Acquisition and assuming the borrowings under the Senior Credit Facility and the notes were outstanding as of January 1, 2015. For purposes of calculating pro forma interest expense, we have used an assumed weighted average interest rate on the Senior Credit Facility and the notes offered hereby. See “Unaudited pro forma condensed combined financial information.”

(9)	The ratio of total debt to Pro Forma Adjusted EBITDA is determined by dividing total debt by Pro Forma Adjusted EBITDA.

(10)	The ratio of total secured debt to Pro Forma Adjusted EBITDA is determined by dividing total secured debt by Pro Forma Adjusted EBITDA. As of December 31, 2015, after giving effect to the Acquisition, the aggregate amount of our secured indebtedness would have been approximately $1,798.1 million, consisting of borrowings under our Senior Credit Facility.

(11)	The ratio of Pro Forma Adjusted EBITDA to interest expense is determined by dividing Pro Forma Adjusted EBITDA by interest expense.

Use of proceeds

The following table summarizes our estimated sources and uses of funds in connection with the Transactions, assuming that the Transactions had occurred on December 31, 2015. The actual amounts are subject to adjustment and may be different at the time of the consummation of the Transactions depending on several factors, including the number of Wincor Nixdorf ordinary shares tendered pursuant to Diebold’s voluntary public takeover offer for all ordinary shares of Wincor Nixdorf (the “Offer”) and differences in the estimation of fees and expenses. The table below assumes that all of the Wincor Nixdorf shareholders tender their ordinary shares in the Offer or receive consideration equivalent to the Offer consideration.

You should read the following table together with the information included under “Unaudited pro forma condensed combined financial information” and the related notes included elsewhere in this Current Report on Form 8-K.

Sources of funds	(in millions)	Use of funds	(in millions)
Cash proceeds from sale of North America electronic security business	$291.0	Total consideration paid to Wincor Nixdorf shareholders(3)	$1,650.7
Term Loan A Facility	230.0	Repayment of Wincor Nixdorf debt	150.9
Delayed Draw Term Loan A Facility	250.0	Repayment of Diebold debt(4)	633.0
Term Loan B Facility—$(1)	1,100.0	Excess cash to balance sheet(5)	331.4
Term Loan B Facility—€ (at $1.1195/euro)(1)	223.9
Notes offered	500.0	Hedging costs and other settlements(6)	33.2
Common shares issued to Wincor Nixdorf shareholders(2)	349.6	Fees and expenses(7)	145.3

Total sources	$2,944.5	Total uses	$2,944.5

(1)	Represents expected funding of the Term Loan B Facility.

(2)	Represents an aggregate of $12.9 million of new common shares of Diebold (valued at $27.02 per share, the closing price of a Diebold common share on the NYSE on March 23, 2016).

(3)	Represents the total consideration of approximately $1,650.7 million, comprised of $1,301.1 million in cash and an aggregate of $349.6 million of new common shares of Diebold (valued at $27.02 per share). See the qualifications and assumptions in the preceding paragraphs.

(4)	Includes the repayment of the entire $175.0 million aggregate principal amount of Diebold’s outstanding 5.50% Senior Notes due 2016 in March 2016 and the expected prepayment of all $50.0 million of Diebold’s outstanding 5.55% Senior Notes due 2018 prior to, or in connection with, the consummation of the Acquisition. The payment of a $5.6 million of make-whole premium related to the 5.55% Senior Notes due 2018 is included in fees and expenses. See “Capitalization.”

(5)	Represents the excess of cash provided by borrowings under the Senior Credit Facility over the cash required to consummate the Transactions and pay all related costs, fees and expenses. The excess cash to the balance sheet is also intended to fund integration costs and seasonal cash needs.

(6)	Represents $21.9 million of net hedging costs incurred in connection with the Acquisition and various other Wincor Nixdorf settlements incurred as a result of the change in control.

(7)	Represents our estimate of fees, expenses and other costs payable by us in connection with the Transactions, including the initial purchasers’ discount, financing fees, premiums and prepayment penalties, bridge loan commitment fees, advisory fees and other transaction costs and professional fees.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2015:

•	on an actual basis; and

•	on an unaudited pro forma basis, which is derived from the unaudited pro forma condensed combined financial information.

The following table should be read in conjunction with “Use of proceeds” and “Unaudited pro forma condensed combined financial information” and the related notes thereto.

	As of December 31, 2015
	Actual	Unaudited pro forma
	(in millions)
Cash and cash equivalents(1)	$313.6	$453.1

Debt
Senior Credit Facility:
Term Loan A Facility	$230.0	$230.0
Delayed Draw Term Loan A Facility	—	250.0
Term Loan B Facility(2)	—	1,318.1
Revolving Facility(3)	168.0	—
Existing senior notes(4)	225.0	—
Notes offered	—	500.0
Other debt(5)	22.1	12.1

Total debt	645.1	2,310.2

Total Diebold, Incorporated shareholders’ equity(6)	412.4	742.6

Total capitalization	$1,057.5	$3,052.8

(1)	Excludes net proceeds of $291.0 million from the sale of the North America electronic security business, which was completed in the first quarter of 2016. Additionally, the source and use table is based on the Wincor Nixdorf December 31, 2015 debt whereas the capitalization table is based on the September 30, 2015 pro forma amounts.

(2)	Represents borrowings of the full amounts available under the Term Loan B Facility, calculated using the exchange rate of €1.00 = $1.0906 at December 31, 2015 for the anticipated €200.0 million tranche thereof.

(3)	The Revolving Facility will provide for borrowing capacity of up to $520.0 million. As of December 31, 2015, on a pro forma basis after giving effect to the Transactions, we would have had availability of $520.0 million under the Revolving Facility.

(4)	Comprised of $175.0 million aggregate principal amount of Diebold’s 5.50% Senior Notes due 2016 and $50.0 million aggregate principal amount of Diebold’s 5.55% Senior Notes due 2018. In March 2016, Diebold repaid all $175.0 million aggregate principal amount of its outstanding 5.50% Senior Notes due 2016 at maturity with cash on hand. Diebold expects to prepay the entire $50.0 million aggregate principal amount of its outstanding 5.55% Senior Notes due 2018 prior to, or in connection with, the consummation of the Acquisition.

(5)	Primarily relates to debt outstanding under uncommitted lines of credit at foreign subsidiaries and other debt following the completion of the Acquisition. As of December 31, 2015, on a pro forma basis after giving effect to the Transactions, we would have had $79.0 million available under such uncommitted lines of credit.

(6)	The pro forma total Diebold, Incorporated shareholders’ equity reflects adjustments of $16.2 million and $333.4 million to common shares and additional paid-in capital, respectively, to reflect the issuance of 12,940,236 shares of Diebold common shares with a par value of $1.25 per share to satisfy the equity portion of the Offer consideration pursuant to the Offer, assuming a closing price of Diebold’s common shares on the NYSE on March 23, 2016 of $27.02 per share. In addition, an adjustment of $12.4 million to retained earnings reflects the removal of historical Diebold deferred financing cost of $6.8 million and the payment of the make-whole premium of $5.6 million related to the 5.55% Senior Notes due 2018 and the fair value adjustment of $7.0 million related to the foreign currency exchange option contracts that were entered into in connection with the financing of the Acquisition, which is expected to not have a recurring impact. Pro forma Diebold, Incorporated shareholders’ equity does not reflect non-recurring costs relating to the Transactions, nor the significant charges we will incur in connection with the integration of Diebold and Wincor Nixdorf.

Unaudited pro forma condensed combined financial information

On November 23, 2015, Diebold entered into the Acquisition with Wincor Nixdorf. Pursuant to the Acquisition Agreement, the Company has made a voluntary public takeover offer for 100 percent of the outstanding ordinary shares of Wincor Nixdorf (the “offer”) in exchange for €38.98 in cash and 0.434 new common shares of Diebold per Wincor Nixdorf ordinary share. Diebold will issue common shares in connection with the offer up to 19.91 percent of its total outstanding common shares at the time of entry in the Acquisition Agreement and at the time of issuance. The Acquisition provides that, upon the terms and subject to the conditions set forth therein, Diebold and Wincor Nixdorf intend to consummate the Acquisition.

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the proposed Acquisition of Wincor Nixdorf by Diebold and certain other adjustments listed below (the “Acquisition Adjustments”) through the offer. The following unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Diebold and the consolidated financial statements of Wincor Nixdorf.

The unaudited pro forma condensed combined balance sheet as of December 31, 2015, and the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2015, are presented herein. The unaudited pro forma condensed combined balance sheet combines the unaudited consolidated balance sheets of Diebold and Wincor Nixdorf as of December 31, 2015 and September 30, 2015, respectively, and gives effect to the proposed Acquisition as if it occurred on December 31, 2015. The unaudited pro forma condensed combined statement of operations combines the historical results of Diebold and Wincor Nixdorf for the years ended December 31, 2015 and September 30, 2015, respectively, and gives effect to the proposed Acquisition as if it occurred on January 1, 2015. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the proposed Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited condensed combined statements of operations, expected to have a continuing impact on the combined entity’s consolidated results.

The proposed Acquisition of Wincor Nixdorf by Diebold will be accounted for using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations” (“ASC 805”), with Diebold representing the accounting acquirer under this guidance. The following unaudited pro forma condensed combined financial information primarily gives effect to the Acquisition Adjustments, which include:

•	Adjustments to reconcile Wincor Nixdorf’s historical audited financial statements prepared in accordance with IFRS to GAAP and conversion from euros to U.S. dollars;

•

Application of the acquisition method of accounting in connection with the Acquisition to reflect aggregate offer consideration of $1.7 billion, assuming all outstanding Wincor Nixdorf ordinary shares are validly tendered in the offer and not properly withdrawn;

•	Adjustments to reflect financing arrangements entered into in connection with the Acquisition; and

•	Transaction costs in connection with the Acquisition.

The unaudited pro forma condensed combined statement of operations also includes certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statement of operations does not include the impact of any revenue, cost or other operating synergies that may result from the Acquisition or any related restructuring costs.

The unaudited pro forma condensed combined financial information presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes and does not purport to represent what the financial position or results of operations would actually have been if the Acquisition occurred as of the dates indicated or what financial position or results would be for any future periods.

Diebold, Incorporated and subsidiaries

Unaudited pro forma condensed combined balance sheet

As of December 31, 2015

(in millions)

	Historical
	Diebold (December 31, 2015)	Wincor Nixdorf (September 30, 2015) (IFRS) (see note 3)	Wincor Nixdorf U.S. GAAP adjustments	(Note)	Wincor Nixdorf (U.S. GAAP)	Purchase accounting adjustments	(Note)	Financing adjustments	(Note)	Pro forma

ASSETS
Current assets:
Cash and cash equivalents	$313.6	$42.4	$—		$42.4	$(1,301.1)	7(a)	$1,398.2	7(i)	$453.1
Short-term investments	39.9	—	—		—	—		—		39.9
Trade receivables, net	413.9	544.5	—		544.5	(11.3)	7(b)	—		947.1
Inventories	369.3	398.8	—		398.8	49.2	7(c)	—		817.3
Deferred income taxes	168.8	—	36.0	5(b), (d)	36.0	—		—		204.8
Prepaid expenses	23.6	—	—		—	—		—		23.6
Refundable income taxes	18.0	12.3	—		12.3	—		—		30.3
Current assets held for sale	148.2	—	—		—	—		—		148.2
Other current assets	148.3	79.6	12.1		91.7	—		(7.0)	7(j)	233.0

Total current assets	1,643.6	1,077.6	48.1		1,125.7	(1,263.2)		1,391.2		2,897.3
Securities and other investments	85.2	3.5	—		3.5	—		—		88.7
Property, plant and equipment, net	175.3	135.9	—		135.9	—		—		311.2
Goodwill	161.5	377.4	—		377.4	496.9	7(d)	—		1,035.8
Deferred income taxes	65.3	53.7	(46.1)	5(b), (d)	7.6	—		—		72.9
Finance lease receivables	36.5	16.3	—		16.3	—		—		52.8
Other intangible assets	36.7	19.7	(1.2)	5(a)	18.5	885.6	7(e)	—		940.8
Other assets	45.2	6.4	4.2	5(d)	10.6	—		55.1	7(i)	110.9

Total other assets, net	605.7	612.9	(43.1)		569.8	1,382.5		55.1		2,613.1

Total assets	$2,249.3	$1,690.5	$5.0		$1,695.5	$119.3		$1,446.3		$5,510.4

LIABILITIES AND EQUITY
Current liabilities:
Notes payable	$32.0	$125.8	$—		$125.8	$—		$(110.1)	7(i)	$47.7
Accounts payable	281.7	379.2	—		379.2	(11.3)	7(b)	—		649.6
Deferred revenue	229.2	139.2	—		139.2	(33.9)	7(f)	—		334.5
Payroll and other benefits liabilities	76.5	126.1	—		126.1	—		—		202.6
Current liabilities held for sale	49.4	—	—		—	—		—		49.4
Other current liabilities	287.0	260.6	(39.8)	5(b), (d)	220.8	—		—		507.8

Total current liabilities	955.8	1,030.9	(39.8)		991.1	(45.2)		(110.1)		1,791.6
Long-term debt	613.1	73.6	—		73.6	—		1,575.8	7(i)	2,262.5
Pensions and other benefits	195.6	93.4	—		93.4	—		—		289.0
Post-retirement and other benefits	18.7	6.0	—		6.0	—		—		24.7
Deferred income taxes	1.9	26.0	36.7	5(a), (d)	62.7	261.3	7(g)	—		325.9
Other liabilities	28.7	21.6	(3.9)	5(b), (c)	17.7	—		—		46.4
Commitments and contingencies	—	—	—		—	—		—		—

Equity:
Diebold, Incorporated shareholders’ equity
Preferred shares	—	—	—		—	—		—		—
Common shares	99.6	37.1	—		37.1	(20.9)	7(h)	—		115.8
Additional capital	430.8	—	—		—	333.4	7(h)	—		764.2
Retained earnings	760.3	534.6	12.0	5(a), (d)	546.6	(546.6)	7(h)	(19.4)	7(i), (j)	740.9
Treasury shares	(560.2)	(194.8)	—		(194.8)	194.8	7(h)	—		(560.2)
Accumulated other comprehensive items, net	(318.1)	57.5	—		57.5	(57.5)	7(h)	—		(318.1)

Total Diebold, Incorporated shareholders’ equity	412.4	434.4	12.0		446.4	(96.8)		(19.4)		742.6
Noncontrolling interests	23.1	4.6	—		4.6	—		—		27.7

Total equity	435.5	439.0	12.0		451.0	(96.8)		(19.4)		770.3

Total liabilities and equity	$2,249.3	$1,690.5	$5.0		$1,695.5	$119.3		$1,446.3		$5,510.4

See accompanying notes to unaudited pro forma condensed combined financial information.

Diebold, Incorporated and subsidiaries

Unaudited pro forma condensed combined statement of operations

For the year ended December 31, 2015

(in millions, except per share data)

	Historical
	Diebold (December 31, 2015)	Wincor Nixdorf (September 30, 2015) (IFRS) (see note 3)	Wincor Nixdorf U.S. GAAP adjustments	(Note)	Wincor Nixdorf (U.S. GAAP)	Purchase accounting adjustments	(Note)	Financing adjustments	(Note)	Pro forma
Net sales
Services	$1,394.2	$1,436.8	$—		$1,436.8	$(6.2)	8(a)	$—		$2,824.8
Products	1,025.1	1,351.1	—		1,351.1	(0.3)	8(a)	—		2,375.9

	2,419.3	2,787.9	—		2,787.9	(6.5)		—		5,200.7

Cost of sales
Services	932.8	1,212.9	—		1,212.9	(1.5)	8(a)	—		2,144.2
Products	834.5	1,076.9	(13.2)	5(b), (e), (f)	1,063.7	67.4	8(a), (c)	—		1,965.6

	1,767.3	2,289.8	(13.2)		2,276.6	65.9		—		4,109.8

Gross profit	652.0	498.1	13.2		511.3	(72.4)		—		1,090.9

Selling and administrative expense	488.2	367.7	0.2	5(e), (f)	367.9	67.0	8(c), (d)	—		923.1
Research, development and engineering expense	86.9	102.9	4.2	5(a), (e), (f)	107.1	(0.5)	8(c)	—		193.5
Impairment of assets	18.9	—	—		—	—		—		18.9
Gain on sale of assets, net	(0.6)	—	—		—	—		—		(0.6)

	593.4	470.6	4.4		475.0	66.5		—		1,134.9

Operating profit (loss)	58.6	27.5	8.8		36.3	(138.9)		—		(44.0)

Other income (expense)
Investment income	26.0	(2.0)	—		(2.0)	—		—		24.0
Interest expense	(32.5)	(8.3)	1.8	5(e)	(6.5)	—		(105.2)	8(g)	(144.2)
Foreign exchange loss, net	(10.0)	—	—		—	—		—		(10.0)
Miscellaneous, net	3.7	—	—		—	—		(7.0)	8(h)	(3.3)

Income (loss) from continuing operations before taxes	45.8	17.2	10.6		27.8	(138.9)		(112.2)		(177.5)
Income tax (benefit) expense	(13.7)	8.2	4.9	5(a), (b)	13.1	(40.3)	8(e)	(32.5)	8(i)	(73.4)

Income (loss) from continuing operations, net of tax	59.5	9.0	5.7		14.7	(98.6)		(79.7)		(104.1)

Basic Weighted Average Shares Outstanding	64.9					12.9	8(f)	—		77.8
Diluted Weighted Average Shares Outstanding	65.6					12.9	8(f)	—		78.5

Basic earnings (loss) per share from continuing operations	$0.89									$(1.38)
Diluted earnings (loss) per share from continuing operations	$0.88									$(1.37)

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to unaudited pro forma condensed combined financial information

Note 1—Description of the Acquisition

On November 23, 2015, Diebold and Wincor Nixdorf entered into the Acquisition Agreement, whereby Diebold has offered to exchange a combination of cash and Diebold common shares for each outstanding Wincor Nixdorf ordinary share in a voluntary takeover offer pursuant to the German Takeover Act. The offer and the other transactions contemplated by the Acquisition Agreement are intended to result in the Acquisition of Wincor Nixdorf by Diebold. Upon consummation of the proposed Acquisition, Wincor Nixdorf would become a subsidiary of Diebold.

Subject to the terms and conditions of the offer, Wincor Nixdorf shareholders who validly tender their shares in the offer will be entitled to receive offer consideration that is the equivalent of €49.45 or $55.36 for each Wincor Nixdorf ordinary share (based on the closing price per share of Diebold common shares of $27.02 on March 23, 2016). The offer consideration for each Wincor Nixdorf ordinary share is comprised of (1) 0.434 common shares of Diebold and (2) €38.98 in cash.

The overall offer consideration is variable and subject to the price of Diebold common shares and U.S. dollar to euro exchange rate on the date of the Acquisition.

The offer is subject to customary conditions, including satisfying certain regulatory requirements.

Note 2—Basis of presentation

The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of Diebold as of December 31, 2015 and Wincor Nixdorf as of September 30, 2015 and assumes the proposed Acquisition occurred on December 31, 2015. Wincor Nixdorf’s fiscal year ends on September 30 and Diebold’s fiscal year ends on December 31. The unaudited pro forma condensed combined statement of operations were prepared using:

•	the historical audited statement of income of Diebold for the year ended December 31, 2015; and

•	the historical audited consolidated statement of income of Wincor Nixdorf for the year ended September 30, 2015.

Diebold’s historical audited financial statements were prepared in accordance with GAAP and presented in millions of U.S. dollars. Wincor Nixdorf’s historical audited financial statements were prepared in accordance with IFRS as issued by the IASB and presented in thousands of euros. The historical Wincor Nixdorf financial statements included within the unaudited pro forma condensed combined balance sheet and statement of income have been rounded to millions, and certain reclassifications were made to align Wincor Nixdorf’s financial statement presentation with that of Diebold. Wincor Nixdorf’s historical audited financial statements were reconciled to GAAP, and the IFRS to GAAP adjustments are reflected in the “Wincor Nixdorf GAAP Adjustments” column as presented above and discussed in the accompanying notes. Wincor Nixdorf’s historical audited financial statements, IFRS to GAAP adjustments and pro forma adjustments were translated from euros to U.S. dollars using the period-end rate of $1.1216 per euro for the unaudited pro forma condensed combined balance sheet as of September 30, 2015 and the historical average rate of $1.1487 per euro during the year ended September 30, 2015 for the unaudited pro forma condensed combined statement of operations.

The proposed Acquisition will be accounted for using the acquisition method of accounting under the provisions of ASC 805, with Diebold representing the accounting acquirer under this guidance. Accordingly, the historical consolidated financial statements have been adjusted to give effect to the impact of the offer consideration paid in connection with the Acquisition. In the unaudited pro forma condensed combined balance sheet, Diebold’s cost to acquire Wincor Nixdorf has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of what their respective fair values would be as of the date of the Acquisition. The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes herein. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. For purposes of the pro forma information presented herein, the fair value of Wincor Nixdorf’s identifiable tangible and intangible assets acquired and liabilities assumed is based on a preliminary estimate of fair value. Any excess of the purchase price over the fair value of identified tangible and intangible assets acquired and liabilities assumed will be recognized as goodwill. Certain current market based assumptions were used which will be updated upon completion of the Acquisition. Management believes the estimated fair values utilized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available and such changes could be material, as certain valuations and other studies have yet to commence or progress to a stage where there is sufficient information for definitive measurement. In addition, a preliminary review of IFRS to GAAP differences and related accounting policies has been completed based on information made available to date. However, following the consummation of the Acquisition, management will conduct a final review. As a result of that review, management may identify differences that, when finalized, could have a material impact on the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statement of operations also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statements of operations do not include the impacts of any revenue, cost or other operating synergies that may result from the Acquisition or any related restructuring costs that may be contemplated. Diebold and Wincor Nixdorf have just recently begun collecting information in order to formulate detailed integration plans to deliver planned synergies. However, at this time, the status of the integration plans is too uncertain to include in the pro forma financial statements.

The unaudited pro forma condensed combined statement of operations only shows net income (loss) from continuing operations.

Financing arrangement

On November 23, 2015, Diebold entered into financing arrangements, the funding under which is conditioned upon the closing of the offer (“Acquisition Financing”), and the proceeds of which are expected to be used i) to finance a portion of the cash consideration of the purchase price to be paid in exchange for Wincor Nixdorf ordinary shares pursuant to the offer, ii) to refinance a portion of Diebold’s outstanding indebtedness and iii) to refinance Wincor Nixdorf’s outstanding indebtedness at the time of closing of the Acquisition. Upon closing of the offer, Diebold expects outstanding borrowings under the Acquisition Financing and the replacement credit facility (which it entered into on December 23, 2015 to refinance outstanding indebtedness under its existing $230.0 million term loan A senior unsecured credit facility (“Existing Term Loan A”)) to be approximately $2,298.1 million. The committed Acquisition Financing of $2,068.1 million is comprised of senior secured term loans totaling $1,568.1 million and $500.0 million of bridge facilities backstopping the $500.0 million aggregate principal of senior unsecured notes. The Acquisition Financing (other than the notes) will bear varying interest rates as explained in the accompanying notes.

Note 3—Reclassifications

Historical Wincor Nixdorf financial statements included within the unaudited pro forma condensed combined financial information have been rounded from thousands to millions and converted from euro to U.S. dollars using the period-end rate of $1.1216 per euro for the unaudited pro forma condensed combined balance sheet as of September 30, 2015 and the historical average rate of $1.1487 per euro during the year ended September 30, 2015 for the unaudited pro forma condensed combined statement of operations. In addition, certain balances presented in the historical Wincor Nixdorf financial statements included within the unaudited pro forma condensed combined financial information have been reclassified to conform the presentation to that of Diebold as indicated in the tables below:

Balance Sheet as of September 30, 2015

Item	Amount (in US$M)	Presentation in Wincor Nixdorf’s IFRS financial statements	Presentation in unaudited pro forma condensed combined financial information
Receivables from related companies	$8.0	Receivables from related companies	Other current assets
Finance lease receivables	$16.3	Trade receivables	Finance lease receivables
Trade receivables	$1.5	Trade receivables	Other assets
Reworkable service parts	$32.6	Reworkable service parts	Inventories
Investments accounted for using the equity method	$2.2	Investments accounted for using the equity method	Securities and other investments
Goodwill	$377.4	Intangible assets	Goodwill
Acquired intangibles	$19.7	Intangible assets	Property, plant and equipment
Current income tax liabilities	$44.8	Current income tax liabilities	Other current liabilities
Liabilities to related companies	$2.7	Liabilities to related companies	Other current liabilities
Advances received	$23.2	Advances received	Deferred revenue
Financial liabilities (current)	$125.8	Financial liabilities (current)	Notes payable
Payroll and other benefits liabilities	$79.7	Other accruals (current)	Payroll and other benefits liabilities
Other current liabilities	$112.0	Other accruals (current)	Other current liabilities
Payroll and other benefits liabilities	$46.3	Other current liabilities	Payroll and other benefits liabilities
Deferred revenue	$139.2	Other current liabilities	Deferred revenue
Financial liabilities (noncurrent)	$73.6	Financial liabilities (noncurrent)	Long-term debt
Post-retirement and other benefits	$6.0	Other accruals (noncurrent)	Post-retirement and other benefits
Other long-term liabilities	$13.9	Other accruals (noncurrent)	Other long-term liabilities
Accruals for pensions and similar commitments	$93.4	Accruals for pensions and similar commitments	Pensions and other benefits
Subscribed capital of Wincor Nixdorf	$37.1	Subscribed capital of Wincor Nixdorf	Common shares
Other components of equity	$57.5	Other components of equity	Accumulated other comprehensive items, net

Statement of Income for the Year Ended September 30, 2015

Item	Amount (in US$M)	Presentation in Wincor Nixdorf’s IFRS financial statements	Presentation in unaudited pro forma condensed combined financial information
Net sales—Services	$1,436.8	Net sales	Net sales—Services
Net sales—Products	$1,351.1	Net sales	Net sales—Products
Cost of sales—Services	$1,212.9	Cost of sales	Cost of sales—Services
Cost of sales—Products	$1,076.9	Cost of sales	Cost of sales—Products
Results from equity accounted investments	$(2.3)	Results from equity accounted investments	Investment income
Investment income	$0.4	Finance income	Investment income
Interest expense	$1.3	Finance income	Interest expense
Finance costs	$(9.7)	Finance costs	Interest expense

Note 4—Purchase price

Under the terms of the offer, Wincor Nixdorf shareholders who validly tender their shares, and do not properly withdraw, will be entitled to receive the offer consideration in cash and common shares of Diebold that is the equivalent of €49.45 or $55.36 for each Wincor Nixdorf ordinary share (based on the closing price per share of Diebold common shares of $27.02 on March 23, 2016). The estimated purchase price reflected in the unaudited pro forma condensed combined financial information assumes all outstanding Wincor Nixdorf ordinary shares are validly tendered in the offer and their holders receive the offer consideration. It is possible that Wincor Nixdorf shareholders who do not tender their shares in the offer may receive a different form and amount of consideration and may receive consideration on different dates.

For the purpose of preparing the accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2015, the preliminary estimate of the purchase price was calculated as follows (amounts in millions, except share data):

Wincor Nixdorf ordinary shares issued and outstanding prior to the closing of the offer(1)	29,816,211
Closing price per share of Diebold common stock on March 23, 2016	$27.02
Closing date exchange ratio	0.434

Equity consideration per share in U.S. dollars	$11.73

Cash per share portion of the purchase consideration	€38.98
Euro to US dollar exchange rate as of March 23, 2016	1.1195

Cash consideration per share in U.S. dollars	$43.64

Fair value of cash portion of the purchase consideration in U.S. dollars(2)	$1,301.1
Fair value of equity portion of the purchase consideration in U.S. dollars(3)	349.6

Total estimated purchase price in U.S. dollars	$1,650.7

(1)	Pursuant to terms of the offer, each Wincor Nixdorf ordinary share is subject to the offer. Wincor Nixdorf has committed, by way of a non-tender agreement, not to tender or otherwise dispose of its treasury shares (which are not considered to be outstanding). As of March 23, 2016, 29,816,211 Wincor Nixdorf ordinary shares were outstanding.

(2)	The fair value of cash portion of the purchase consideration in U.S. dollars is calculated as follows (amounts in millions, except share data):

Cash consideration per ordinary share of Wincor Nixdorf	$43.64
Wincor Nixdorf ordinary shares issued and outstanding prior to the closing of the offer	29,816,211

Total cash portion of the purchase consideration	$1,301.1

(3)	Assumes all outstanding Wincor Nixdorf shares are validly tendered in, and not properly withdrawn from, the offer. The fair value of equity portion of the purchase consideration in U.S. dollars is calculated as follows (amounts in millions, except share data):

Wincor Nixdorf ordinary shares issued and outstanding prior to the closing of the offer	29,816,211
Closing price per Diebold common shares on March 23, 2016	$27.02
Closing date exchange ratio	0.434

Equity consideration per share in U.S. dollars	11.73

Total equity portion of the purchase consideration	$349.6

The estimated consideration expected to be paid reflected in the unaudited pro forma condensed combined financial information does not purport to represent what the actual consideration paid will be when the offer closes or what, if any, consideration Diebold may pay to acquire Wincor Nixdorf ordinary shares following the closing of the offer in a post-completion reorganization. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration paid will be measured on the closing date of the offer at the then-current market price. This requirement will likely result in a per-share equity component different from the $27.02 assumed in these unaudited pro forma condensed combined financial information and the difference may be material. Diebold believes that an increase or decrease of 27 percent in the market price of Diebold’s common shares on the closing date of the offer as compared to the market price of Diebold’s common shares assumed for the purposes of the unaudited pro forma condensed combined financial information is possible based upon the recent history of the market price of Diebold’s common shares. This amount was derived based on historical volatility of Diebold’s common shares and is not indicative of Diebold’s expectation for future share price performance. A change of this magnitude would increase or decrease the purchase price by approximately $94.4 million, which would result in a corresponding increase or decrease to goodwill in the unaudited pro forma condensed combined financial information. Similarly, a 10 percent change in the euro to U.S. dollar exchange rate at the closing date of the offer would increase or decrease the purchase price by approximately $130.1 million, which would also result in a corresponding increase or decrease to goodwill in the unaudited pro forma condensed combined financial information.

The following is a summary of the preliminary allocation of the above purchase price as reflected in the unaudited pro forma condensed combined balance sheet as of December 31, 2015 (amounts in millions):

Total purchase price	$1,650.7

Recognized amounts of identifiable assets acquired and liabilities assumed
Net book value of assets acquired	$446.4
Write-off of pre-existing Wincor Nixdorf goodwill and intangible assets	395.9

Adjusted net book value of assets acquired	50.5
Identifiable intangible assets at fair value	904.1
Increase inventory to fair value	49.2
Decrease deferred revenue to fair value	33.9
Deferred tax adjustments	(261.3)

Fair value of assets and liabilities assumed excluding goodwill	776.4

Total goodwill	$874.3

The goodwill balance is primarily attributed to the assembled workforce, expanded market opportunities and cost and other operating synergies anticipated upon the integration of the operations of Diebold and Wincor Nixdorf. See Note 7 for a discussion of the methods used to determine the fair value of Wincor Nixdorf’s identifiable assets.

Note 5—IFRS to US GAAP adjustments

(a)	Reflects adjustment to reverse certain research and development costs capitalized under IFRS for hardware and fixed assets as a result of the application of GAAP. In accordance with IFRS, certain development costs can be capitalized for hardware and fixed assets which otherwise would be expensed under GAAP. The adjustment to the unaudited pro forma condensed combined balance sheet consists of a reduction in other intangible assets and its corresponding deferred tax liability, which resulted in a decrease to retained earnings. The adjustment to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 consists of an increase to research, development and engineering expense and a reduction to income tax expense.

Unaudited Pro Forma Balance Sheet Adjustments

Adjustment
(in millions)
Other intangible assets	$(1.2)
Deferred income taxes—noncurrent	$(0.4)
Retained earnings	$(0.8)

Unaudited Pro Forma Statement of Income Adjustments

Adjustment
(in millions)
Research, development and engineering expense	$1.2
Income tax benefit	$(0.4)

(b)	Reflects adjustments to reverse accrued expenses for onerous contracts in which Wincor Nixdorf has recorded a provision on contracts for which the unavoidable costs of meeting the contractual obligations exceed the economic benefits expected to be received. Under GAAP, losses on firmly committed executory contracts typically are not recognized. The adjustment to the unaudited pro forma condensed combined balance sheet consists of reductions in other current liabilities and other long-term liabilities, a decrease to the corresponding deferred tax assets (current and noncurrent), which resulted in the increase of retained earnings. The adjustment to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 consists of a reduction in cost of sales—products and an increase to income tax expense.

Unaudited Pro Forma Balance Sheet Adjustments

Adjustment
(in millions)
Deferred income taxes (current asset)	$(1.3)
Deferred income taxes (noncurrent asset)	$(2.9)
Other current liabilities	$(11.7)
Other long-term liabilities	$(4.5)
Retained earnings	$12.0

Unaudited Pro Forma Statement of Income Adjustments

Adjustment
(in millions)
Cost of sales—products	$(13.6)
Income tax expense	$4.1

(c)	Reflects adjustments to reverse the impact of the discounting of long-term provisions as acceptable under IFRS. GAAP only allows the discounting of long-term provision when the aggregate amount of the liability and the timing of cash payments for the liability are fixed or determinable. The adjustment to the unaudited pro forma condensed combined balance sheet consists of an increase to other long-term liabilities and a reduction to the corresponding deferred tax liability, which resulted in the decrease of retained earnings.

Unaudited Pro Forma Balance Sheet Adjustments

Adjustment
(in millions)
Deferred income taxes (long-term liability)	$(0.2)
Other long-term liabilities	$0.6
Retained earnings	$(0.4)

(d)	Reflects adjustments to the presentation of deferred income taxes as a result of the application of GAAP. In accordance with IFRS, on a jurisdictional basis, all deferred tax assets (“DTAs”) and deferred tax liabilities (“DTLs”) are netted together, and the net DTA or DTL is recorded on the balance sheet as a noncurrent DTA or DTL, respectively. Under GAAP, jurisdictional netting of DTAs and DTLs are performed on a current versus noncurrent basis. The following table reflects the adjustments to current and noncurrent DTAs and DTLs as a result of the application of GAAP.

Unaudited Pro Forma Balance Sheet Adjustments

	Adjustment (in millions)	Balance sheet classification
Current deferred tax assets	$37.3	Deferred income taxes (current assets)
Long-term deferred tax assets	$(43.2)	Deferred income taxes (noncurrent assets)
Current deferred tax liabilities	$(28.1)	Other current liabilities
Long-term deferred tax liabilities	$37.3	Deferred income taxes (liability)
Current deferred taxes (intra group transfers)	$12.1	Other current assets
Uncertain tax position liability	$4.2	Other assets (noncurrent)
Uncertain tax position retained earnings impact	$1.2	Retained earnings

(e)	Reflects the reversal of interest and the expected return on plan assets related to Wincor Nixdorf’s pension plan out of finance income/costs and allocated as a component of employee benefit cost to the following financial statement line items:

Unaudited Pro Forma Statement of Income Adjustments

Adjustment
(in millions)
Cost of sales—products	$0.2
Selling and administrative expense	$0.1
Research, development and engineering expense	$1.5
Interest expense	$1.8

(f)	Reflects an increase in pension expense related to an updated actuarial valuation prepared in accordance with GAAP. The difference between Wincor Nixdorf’s historical valuations under IFRS compared to GAAP is the classification of actuarial gains/losses from other comprehensive income to expense where the amount is above a 10 percent corridor. The adjustment is reflected in the following financial statement line items:

Unaudited Pro Forma Statement of Income Adjustments

Adjustment
(in millions)
Cost of sales—products	$0.2
Selling and administrative expense	$0.1
Research, development and engineering expense	$1.5

Note 6—Conforming accounting policies

At this time, except for the adjustments noted in Note 5 to restate the financial statements of Wincor Nixdorf previously issued under IFRS to be consistent with GAAP and in Note 3 to reclassify certain balances presented in the historical financial statements of Wincor Nixdorf to conform their presentation to that of Diebold, Diebold is not aware of any material differences between the accounting policies of the two companies that would continue to exist subsequent to the application of purchase accounting. Following the consummation of the offer, Diebold will conduct a more detailed review of Wincor Nixdorf’s accounting policies in an effort to determine if differences in accounting policies require further reclassification of Wincor Nixdorf’s results of operations or reclassification of assets or liabilities to conform to Diebold’s accounting policies and classifications. As a result, Diebold may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial information.

Note 7—Unaudited pro forma condensed combined balance sheet adjustments

Purchase accounting adjustments:

(a)	Reflects $1,301.1 million, which represents the cash portion of the purchase price paid to Wincor Nixdorf common shareholders as calculated in Note 4.

(b)	Reflects adjustments to trade receivables of $(11.3) million and accounts payable of $(11.3) million for the elimination of intercompany activities between Diebold and Wincor Nixdorf.

(c)	Reflects an increase in book value for Wincor Nixdorf’s inventory balances of $49.2 million to reflect the estimated fair value of inventory, estimates of selling price, less cost to sell. The fair value estimate of inventory is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents its highest and best use. The final fair value determination for inventories may differ from this preliminary determination.

(d)	Goodwill is calculated as the difference between the fair value of the consideration paid and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. See Note 4 for the calculation of the amount of preliminary goodwill recognized in connection with the Acquisition.

(e)	Reflects identifiable intangible assets expected to be recognized in connection with the Acquisition consisting of the following (amounts in millions):

Description	Estimated fair value	Balance sheet classification
Customer relationships—Software	$398.1	Other intangible assets
Customer relationships—Systems / Services	342.4	Other intangible assets
Technology—Software	63.3	Other intangible assets
Technology—Systems	58.9	Other intangible assets
Trade name—Wincor Nixdorf	41.4	Other intangible assets

Total identifiable intangible assets	$904.1

The fair value of the customer relationships intangible asset was valued using a multi-period excess earnings method, a form of the income approach, which incorporates the estimated future cash flows to be generated from Wincor Nixdorf’s existing customer base. Excess earnings are the earnings remaining after deducting the market rates of return on the estimated values of contributory assets, including debt-free net working capital, tangible assets, and other identifiable intangible assets. The excess earnings are thereby calculated for each year of a multi-year projection period and discounted to present value. Accordingly, the primary components of this method consist of the determination of excess earnings and an appropriate rate of return. The Wincor Nixdorf trade name and developed technology was valued using the relief from royalty method under the income approach, which estimates the cost savings generated by a company related to the ownership of an asset for which it would otherwise have had to pay royalties or license fees on revenues earned through the use of the asset. The discount rate used is determined at the time of measurement based on an analysis of the implied internal rate of return of the transaction, weighted average cost of capital and weighted average return on assets.

The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identifiable intangibles may differ from this preliminary determination.

(f)	Reflects the fair value adjustment to deferred revenue of $(33.9) million acquired from Wincor Nixdorf. The fair value of deferred revenue represents an amount equivalent to the estimated cost plus a reasonable profit margin to perform services based on deferred revenue balances of Wincor Nixdorf as of September 30, 2015. The fair value adjustment to deferred revenue will reduce revenues during a period of time following the Acquisition; however, this adjustment has not been included in the pro forma condensed combined statement of operations, because the reduction in revenue is non-recurring in nature.

(g)	Reflects the adjustments to record an increase to deferred income tax liabilities of $261.3 million resulting from pro forma fair value adjustments for the assets acquired and liabilities assumed.

This estimate of deferred taxes was determined based on the changes in the book basis of the net assets to be acquired compared to the historical basis reflected in Wincor Nixdorf’s financial statements using a blended statutory tax rate of 29.0 percent. Adjustments to established deferred tax assets and liabilities due to refined determination of statutory rates as well as the recognition of additional deferred tax assets and liabilities upon detailed analysis of the acquired assets and assumed liabilities may occur in conjunction with the finalization of the purchase accounting and these items could be material.

(h)	Reflects an adjustment of $(446.4) million to eliminate Wincor Nixdorf’s historical shareholders’ equity, which represents the historical book value of Wincor Nixdorf’s net assets, as a result of the application of purchase accounting.

Reflects adjustments of $16.2 million and $333.4 million to common shares and additional paid-in capital, respectively, to reflect the issuance of 12,940,236 shares of Diebold common shares with a par value of $1.25 per share to satisfy the equity portion of the offer consideration pursuant to the offer, assuming a closing price of Diebold’s common shares on the NYSE on March 23, 2016 of $27.02 per share (refer to Note 4).

Financing adjustments:

(i)	The adjustment to cash and cash equivalents reflects the expected refinancing of Wincor Nixdorf’s outstanding indebtedness at the time of closing ($199.4 million as of September 30, 2015) and the refinancing of a portion of Diebold’s existing indebtedness ($633.0 million as of December 31, 2015); and the payment of a $5.6 million make-whole premium and estimated financing costs of $61.9 million, net of $2,298.1 million of new debt financing. The new debt financing is expected to consist of (a) $2,068.1 million in committed Acquisition Financing in the form of (i) the Delayed Draw Term Loan A Facility, (ii) the Term Loan B Facility, which we anticipate will be funded by a $1,100.0 million tranche and a €200.0 million tranche, and (iii) $500.0 million of bridge facilities backstopping the $500.0 million aggregate principal amount of notes offered hereby, (b) the Term Loan A Facility and (c) the Revolving Facility. In addition, an adjustment of $55.1 million to other assets reflects the removal of historical Diebold deferred financing costs of $6.8 million plus the incurrence of additional estimated deferred financings costs of $61.9 million. The adjustment to notes payable of $112.3 million reflects the repayment of $125.8 million of Wincor Nixdorf and $21.5 million of Diebold outstanding short-term indebtedness offset by $35.0 million of the new debt financing expected to be repaid within one year. The adjustment to long-term debt reflects the repayment of $73.6 million of Wincor Nixdorf and $611.5 million of Diebold outstanding indebtedness and the addition of $2,260.9 million of the long-term portion of the new debt financing. The remaining amount of the debt financing at the time of closing, approximately $159.0 million, is expected to be used (a) to pay estimated financing costs of $61.9 million which include bank fees, financial advisory and other professional fees that are expected to be reflected as deferred financing costs in our consolidated financial statements and (b) to fund general corporate purposes. In addition, an adjustment of $12.4 million to retained earnings reflects the removal of historical Diebold deferred financing cost of $6.8 million and the payment of the make-whole premium of $5.6 million.

(j)	The adjustment to other current assets net reflects the fair value adjustment of $7.0 million related to the foreign currency exchange option contracts that were entered into as an Acquisition Financing, which is expected to not have a recurring impact.

Note 8—Unaudited pro forma condensed combined statements of operations adjustments

Purchase accounting adjustments:

(a)	Reflects adjustments to service and product sales and cost of sales for the elimination of intercompany activities between Diebold and Wincor Nixdorf for the year ended December 31, 2015 as follows (amounts in millions):

For the year ended December 31, 2015
Sales
Services	$(6.2)
Products	$(0.3)

Cost of sales
Services	$(1.5)
Products	$(0.1)

(b)	Reflects an adjustment to products cost of sales of $49.2 million for the year ended December 31, 2015, which represents the fair value inventory adjustment based upon the anticipated inventory turnover.

(c)	Reflects adjustments of $88.0 million for the year ended December 31, 2015, which represents an increase to amortization expense related to the fair value of identified intangible assets with definite lives. The following table shows the pre-tax impact on the impacted financial statement line items (amounts in millions, except for useful life data):

			Amortization expense
Description	Estimated useful life	Estimated fair value	Year ended December 31, 2015
Technology—Software	5	$63.3	$12.7
Technology—Systems	5	$58.9	11.8

Amortization expense			24.5
Less: Wincor Nixdorf historical amortization in product cost of sales			(6.2)

Additional amortization expense to product cost of sales			$18.3

Customer relationships—Systems / Services	10	$342.4	$34.2
Customer relationships—Software	14	$398.1	28.4
Trade name—Wincor Nixdorf	4	$41.4	10.4

Amortization expense			73.0
Less: Wincor Nixdorf historical amortization in selling and administrative expense			(2.8)

Additional amortization expense to selling and administrative expense			$70.2

Elimination of historical amortization expense within research, development and engineering expense			$(0.5)

Total step up in amortization expense			$88.0

Preliminary estimated future amortization expense, based upon Diebold’s newly acquired intangible assets at December 31, 2015, is as follows (amounts in millions):

Year ending December 31,	Amount
2016	$97.5
2017	97.5
2018	97.5
2019	97.5
2020	97.5
Thereafter	416.6

Total	$904.1

(d)	Reflects an adjustment to selling and administrative expense of $(3.2) million for the year ended December 31, 2015, which represents the elimination of direct and incremental advisory, legal and accounting expenses incurred by both Diebold and Wincor Nixdorf as a result of the Acquisition, which are not expected to have a continuing impact on the results of operations.

(e)	Reflects adjustments to income tax benefit of $40.3 million for the year ended December 31, 2015 to reflect the tax effect of the pro forma adjustments based on an estimated blended statutory tax rate of 29.0 percent. Because the tax rate used for these pro forma financial statements is an estimate, it will likely vary from the effective rate in periods subsequent to the completion of the Acquisition and those differences may be material.

(f)	The weighted average shares outstanding used to compute basic and diluted net earnings per share for the year ended December 31, 2015 have been adjusted to give effect to the issuance of 12,940,236 Diebold common shares to satisfy the equity portion of the offer consideration pursuant to the Acquisition (assuming a closing price of Diebold common shares on NYSE on March 23, 2015 of $27.02 per share) as if such issuances had occurred on January 1, 2015.

Financing adjustments:

(g)	Reflects the following adjustments to interest expense resulting from the Acquisition Financing as well as the expected refinancing of Wincor Nixdorf’s outstanding indebtedness at the time of closing ($199.4 million as of September 30, 2015) and the refinancing of Diebold’s existing indebtedness ($633.0 million as of December 31, 2015) with a replacement credit facility. As a result of these financing activities, on the terms described below, the unaudited pro forma condensed combined statements of operations reflect: (i) increase to interest expense of $123.4 million for the year ended December 31, 2015, reflecting estimated interest expense and commitment fees associated with the anticipated financing and replacement facilities referenced below, (ii) increase to interest expense reflecting amortization of estimated deferred financing costs and commitment fees of $10.3 million for the year ended December 31, 2015, associated with the establishment of the anticipated financing and replacement facilities, and (iii) the elimination of $28.5 million of estimated interest and amortization expense related to Wincor Nixdorf’s and Diebold’s existing indebtedness for the year ended December 31, 2015, that are expected to be refinanced as part of the Acquisition. The following tables show the assumed interest expense, interest rates and terms of the anticipated financing and replacement facilities to be obtained by Diebold based on the terms of the Acquisition Financing at the prevailing rates at the date of filing (amounts in millions):

		For the year ended December 31, 2015
	Anticipated borrowings(i)	Interest expense	Commitment fee on undrawn portion	Deferred cost amortization(ii)	Total increase to interest expense(iii)
Anticipated financing and replacement facilities	$2,298.1	$123.4	$1.3	$9.0	$133.7

(i)	Reflects allocation of debt as currently anticipated. The actual allocation of the type and amount and the terms of financing may differ from these pro forma amounts.

(ii)	Represents the straight-line amortization (which approximates the effective interest method) of debt issuance costs and debt discount related to the notes offered hereby over a five year period for the Revolving Facility, Term Loan A Facility and the Delayed Draw Term Loan A Facility; seven-year period for the Term Loan B Facility; and eight-year period for the notes.

(iii)	The anticipated blended interest rate for borrowings under the Senior Credit Facility and the notes is approximately 5.8 percent.

A 1/8th percent increase in the assumed rates would result in an aggregate increase to the above noted interest expense of $2.9 million for the year ended December 31, 2015.

(h)	The adjustment to miscellaneous, net reflects the fair value adjustment of $7.0 million related to the foreign currency exchange option contracts that were entered into as an Acquisition Financing, which is expected to not have a continuing impact on the results of operations.

(i)	Reflects adjustments to income tax benefit of $32.5 million for the year ended December 31, 2015, to reflect the tax effect of the financing adjustments based on an estimated blended statutory tax rate of 29.0 percent. Because the tax rate used for these pro forma financial statements is an estimate, it will likely vary from the effective rate in periods subsequent to the completion of the Acquisition and those differences may be material.